EXHIBIT 99.1

SMITHFIELD, Va., April 5 /PRNewswire-FirstCall/—Smithfield Foods, Inc. (NYSE: SFD—News) today announced the closing of the sale of its wholly-owned Canadian subsidiary, Schneider Corporation, to Maple Leaf Foods, Inc. (Toronto: MFI—News) for approximately $378 million, subject to closing adjustments, including the assumption of the company’s outstanding debt.

Smithfield will use the net proceeds to repay the bridge loan used to finance the acquisition of Farmland Foods in October 2003.

With annualized sales of $9 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, livestock disease, food safety, product pricing, the competitive environment and related market conditions, ability to make and successfully integrate acquisitions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions and approvals of domestic and foreign governments.

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